CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Emerging Markets Debt Fund:

We consent to the use of our report dated July 18, 2013, with respect to the financial statements and financial highlights of Oppenheimer Emerging Markets Debt Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

     KPMG LLP

Denver, Colorado

September 24, 2013